Exhibit 99

FOR IMMEDIATE RELEASE

July 25, 2012

THE EASTERN COMPANY REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS OF 2012

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter and six months of 2012. Sales for the quarter were $41.6 million, compared to $35.5 million for the same period in 2011, a 17% increase, while net income was $2.6 million or $0.42 per diluted share, compared to the $1.5 million or $0.24 per diluted share, reported in the second quarter of 2011, a 78% increase.

Net sales for the six months of 2012 were $82.1 million compared to $68.7 million for the first six months of 2011, a 19% increase. For the six month period ended June 30, 2012 net income was $4.7 million or $0.75 per diluted share, compared to $2.6 million or $0.42 per diluted share for the same period in 2011.

Leonard F. Leganza, Chairman, President and CEO, stated, “All three of our business segments experienced increased sales and operating earnings compared to the second quarter and six months of 2011.  The Metal Products segment continued to benefit from the strong demand for our proprietary products serving the coal industry.  As a result, sales of several of our proprietary mining products increased in both the second quarter and first six months of 2012 as compared to the 2011 periods.  In addition, our contract casting business which provides products for various industrial markets also benefited from increased revenues compared to a year ago.  These increases in contract castings were driven primarily by sales of new products for the railroad and solar panel industries.”

Mr. Leganza continued, “The Industrial Hardware segment benefited from stronger military sales in the first half of 2012 on increased orders for latching hardware used in the military’s Family of Medium Tactical Vehicles program.  The military Humvee program which we had participated in providing our latching systems, will be discontinued in 2012.  A new program which is now in the design phase will be for a new Joint Light Tactical Vehicle and we expect to participate in that program.  The Industrial Hardware segment’s strong 2012 results were also affected positively by a robust Class 8 truck market where the demand for our engineered hardware products and our lightweight composite panels used in the manufacture of sleeper cabs and truck bodies increased over prior year levels.  We have currently launched a new product line of two-way air vents used on Class 8 trucks which has opened up additional opportunities for sales of related hardware into that market.”

Mr. Leganza added, “The Security Products segment experienced some increases in business in both our traditional commercial laundry products and our locking products compared to 2011.  Sales to the commercial laundry markets were driven by increased orders for meter cases installed on commercial washers and dryers.  Increased sales of locks to the cash management and computer markets in the second quarter and first half of the year offset some of the softness in several of the many markets we serve.”

Mr. Leganza concluded, “We are pleased with the progress the Company is experiencing as we recover from the current recession. The focus and emphasis we have placed and are continuing to place on cash flow control during the current economic uncertainties have positioned the Company in solid financial condition.  We expect our current liquidity position to be sufficient to support our dividend policy, debt service requirements and replace and upgrade capital projects where needed.”

The Eastern Company is a 154-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited) THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net Sales	$ 41,559,589	$ 35,520,182	$82,055,483	$68,708,794

Net Income	$ 2,632,346	$ 1,482,799	$ 4,677,954	$ 2,580,973

Net Income Per Share:
Basic	$ 0.42	$ 0.24	$ 0.75	$ 0.42
Diluted	$ 0.42	$ 0.24	$ 0.75	$ 0.42

Weighted average
shares outstandings:
Basic	6,217,198	6,166,883	6,214,644	6,164,798
Diluted	6,231,335	6,218,492	6,230,625	6,215,782